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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-74076) pertaining to the 2001 Stock Incentive Plan, (Form S-8, No. 333-41090) pertaining to the 1992 Stock Incentive Plan, the 1999 Stock Incentive Plan and the Employee Stock Purchase Plan, (Form S-3 No. 333-46870) pertaining to the registration of 165,000 shares of common stock, and (Form S-3 No. 333-53006) pertaining to the registration of 120,847 shares of common stock, of our report dated January 24, 2002, except for Note 17, as to which the date is February 19, 2002, with respect to the consolidated financial statements and schedule of Newport Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001.


                                            /s/ Ernst & Young LLP

Orange County, California
March 25, 2002